2000 Westchester Avenue, Purchase, New York 10577 •?(914) 701-8400 FOR IMMEDIATE RELEASE Contacts: Dan Loh (Investors) –?(914) 701-8200 Bonnie Rodney (Media) – (914) 701-8580

Atlas Air Worldwide
Reports Double-Digit Earnings Increase,
Updates 2012 EPS Expectation

•	3Q12 Reported Net Income Up 20% to $33.9 Million, $1.27 per Share

•	3Q12 Adjusted Net Income Up 10% to $33.4 Million, $1.26 per Share

•	Adjusted and Reported 2012 EPS Expected to Exceed $4.65, 13% Growth from 2011 Adjusted EPS

PURCHASE, N.Y., November 1, 2012 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW), a leading global provider of outsourced aircraft and aviation operating services, today announced double-digit earnings growth for the third quarter of 2012 and provided updated guidance for full-year earnings growth in excess of 13% on both a reported and adjusted basis.

For the three months ended September 30, 2012, net income attributable to common stockholders increased 20% to $33.9 million, or $1.27 per diluted share, compared with $28.2 million, or $1.07 per diluted share, for the three months ended September 30, 2011.

On an adjusted basis, third-quarter 2012 net income attributable to common stockholders rose 10% to $33.4 million, or $1.26 per diluted share, compared with $30.4 million, or $1.15 per share, in the third quarter of 2011.

Revenues in the third quarter of 2012 grew 13%, increasing to $409.3 million from $362.9 million in the third quarter of 2011.

“Our third-quarter results highlight the transformation and diversification of our business model and the essential elements of our growth story. We have built a resilient company that is delivering increasing earnings, improved margins and growing free cash flow in a challenging business environment,” said William J. Flynn, President and Chief Executive Officer.

“In an airfreight market that has underperformed expectations this year and in the face of a marked decline in military cargo demand, we are executing on our strategic growth plan that leverages our core competencies and underscores our ability to perform well in all economic conditions.

“We have managed and modernized our fleet, developed and grown our express network ACMI service, and are adding our new 747-8F aircraft. We’re also capitalizing on new organizational capabilities, such as our military passenger flying, CMI operations and 767 service, and we are driving additional operating efficiencies through our culture of continuous improvement.”

Third-Quarter Results

Revenue and profitability growth in our core, long-term ACMI business during the third quarter were driven by our new 747-8F aircraft, which began to enter service late in the fourth quarter of 2011. Volume growth was primarily due to the continued ramp up of CMI flying for Boeing and DHL Express. ACMI results during the period benefited from higher rates per block hour and lower maintenance expense for our 747-8Fs, partially offset by the redeployment of 747-400 aircraft to other business segments. ACMI customers flew 5.2% above contractual minimums during the quarter.

In AMC Charter, volumes and profitability increased as strong growth in our military passenger service outweighed a 50% reduction in military cargo block-hour volumes. AMC Charter revenues reflected a reduction in cargo revenue and a 33% reduction in the average “pegged” fuel price paid by the U.S. military, partially offset by an increase in passenger flying. The impact to revenue from changes in the “pegged” fuel price is generally offset by a corresponding impact to fuel expense.

AMC Charter results also reflected an increase in premiums earned on flying additional, more efficient 747-400 cargo aircraft in the third quarter of 2012 compared with less efficient 747-200 aircraft in the third quarter of 2011, partially offset by a reduction in the number of one-way AMC missions.

In Commercial Charter, increased revenues and volumes reflected the deployment of 747-400 cargo aircraft in lieu of retired 747-200s, the deployment of an additional 747-400 cargo aircraft to support increased demand in South America, and 747-400 aircraft from ACMI during remarketing periods. Commercial Charter results were affected by a reduction in yields driven by softer charter-market conditions compared with the third quarter of 2011, and a reduction in return legs due to fewer one-way AMC Charter missions.

Earnings in the third quarter of 2012 also reflected a reduction in maintenance expense, primarily due to the retirement of 747-200 aircraft and lower maintenance expense for 747-400 aircraft, partially offset by an increase in volume-related maintenance expense across the fleet. Results in each segment were affected by increased crew costs, with AMC Charter and Commercial Charter incurring other volume-driven operating expenses and higher aircraft ownership costs related to the deployment of 747-400 aircraft in lieu of 747-200 aircraft. Results also included an effective income tax rate of 36.4%, reflecting the resolution of income tax examinations in Hong Kong during the quarter.

Adjusted results in the third quarter of 2012 exclude incremental costs related to the retirement of the company’s 747-200 fleet, costs incurred to refinance Ex-Im Bank-backed financing, and a gain on the disposal of a 747-200 engine. Adjusted results in the third quarter of 2011 exclude pre-operating expenses for the introduction of new aircraft types, including incremental costs incurred as a result of aircraft delivery delays, as well as a gain on the disposal of aircraft.

Nine-Month Results

For the nine months ended September 30, 2012, net income attributable to common stockholders increased 24% to $77.5 million, or $2.92 per diluted share, compared with $62.6 million, or $2.37 per diluted share, for the nine months ended September 30, 2011.

On an adjusted basis, net income attributable to common stockholders for the first nine months of 2012 rose 13% to $78.3 million, or $2.95 per diluted share, compared with $69.1 million, or $2.62 per diluted share, in the first nine months of 2011.

Revenues in the first nine months of 2012 totaled $1.19 billion, an increase of 18% from $1.01 billion in the first nine months of 2011.

Cash, Cash Equivalents and Short-Term Investments

At September 30, 2012, our cash, cash equivalents and short-term investments totaled $325.1 million, compared with $195.2 million at December 31, 2011.

We expect our cash, cash equivalents and short-term investments at December 31, 2012, to total approximately $440 million.

Similar to the first nine months of 2012, the change in cash, cash equivalents and short-term investments for the full-year of 2012 is expected to be primarily driven by an increase in cash provided by operating activities and financing activities, partly offset by an increase in cash used for investing activities.

Net cash used for investing activities in the first nine months of 2012 primarily related to the purchase of our fourth and fifth 747-8F cargo aircraft for our ACMI operations, a third 767-300ER passenger aircraft for our AMC Charter operations, and a 737-300 cargo aircraft for our Dry Leasing business.

Net cash provided by financing activities primarily reflected proceeds from the issuance of debt in connection with the delivery of our fourth and fifth 747-8Fs that were partially offset by payments on debt obligations and debt issuance costs. Both the proceeds from our issuance of debt and the payments on our debt obligations reflect the refinancing of a total of $284.7 million of floating-rate term loans with fixed-rate notes issued in the capital markets.

Outlook

“We continue to anticipate strong, double-digit earnings growth in 2012,” said Mr. Flynn. “However, given the relative underperformance of the airfreight market to date this year and the softer-than-expected peak season that is materializing, we now anticipate that reported and adjusted fully diluted earnings will increase approximately 13% compared with adjusted 2011 EPS, to more than $4.65 per share rather than over $5.10, as our block hours increase approximately 12%.”

Block-hour volumes should total approximately 153,000 hours in 2012, about 7,000 fewer hours than previously anticipated. ACMI flying should account for about 70% of expected 2012 block hours, with about 15% in AMC cargo and passenger charter and 15% in Commercial Charter. ACMI customers are expected to fly approximately 5% above contractual minimums in the fourth quarter and 3% to 5% above for the entire year. During ACMI remarketing periods, any available 747-400F aircraft will continue to fly in our charter businesses.

In line with anticipated 2012 flying levels, maintenance expense is expected to total approximately $26 million in the fourth quarter and approximately $163 million for the full year.

Multiple new high-tech product launches have begun and are expected to continue during the fourth quarter. These products, which are time-sensitive-to-market and generally shipped by airfreight, should have a positive impact on volumes and yields, particularly in trade lanes supported by our ACMI customers and our charter operations.

“Our business model is working as expected, and we are growing earnings and expanding margins despite the global economic slowdown,” Mr. Flynn noted.

“High-tech products, automotive and manufactured goods, pharmaceuticals, fresh foods and other perishables are moving, and airfreight remains vital. It is never a smooth, straight line, but airfreight will continue to grow from today’s near-record global tonnages.

“We are well-positioned to serve our customers, reflecting the global scale and scope of our operations and our decision to invest in modern, efficient aircraft. Our brand stands for excellence. We have a track record of executing on our commitments. And we are leveraging our deep understanding of the global markets as we continue to grow our business and deliver advantage and value to our customers and stockholders.”

Conference Call

Management will host a conference call to discuss Atlas Air Worldwide’s third-quarter 2012 financial and operating results at 11:00 a.m. Eastern Time on Thursday, November 1, 2012.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information”, click on “Presentations” and on the link to the third-quarter call) or at the following Web address:

http://www.media-server.com/m/p/oj8y3irz.

For those unable to listen to the live call, a replay will be available on the above Web sites following the call. A replay will also be available through November 8 by dialing (855) 859-2056 (domestic) and (404) 537-3406 (international) and using Access Code 51193776#.

About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. GAAP, we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include EBITDAR, as adjusted; EBITDA, as adjusted; Direct Contribution; Adjusted Net Income Attributable to Common Stockholders; and Adjusted Diluted EPS, which exclude certain items. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Our management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance.

About Atlas Air Worldwide:

Atlas Air Worldwide is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, Atlas Air Worldwide operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of outsourced aircraft and aviation operating services that include ACMI service – in which customers receive an aircraft, crew, maintenance and insurance on a long-term basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military cargo and passenger charters; commercial cargo and passenger charters; and dry leasing of aircraft and engines.

Atlas Air Worldwide’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by Atlas Air Worldwide with the Securities and Exchange Commission. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2012 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2012	—	September 30, 2011	September 30, 2012	—	September 30, 2011

Operating Revenue
ACMI	$177,722		$163,406	$492,846		$469,883
AMC charter	117,377		122,581	376,685		316,230
Commercial charter	108,078		70,353	305,852		206,956
Dry leasing	3,057		3,065	8,864		6,742
Other	3,017		3,471	9,013		10,246

Total Operating Revenue	$409,251		$362,876	$1,193,260		$1,010,057

Operating Expenses
Aircraft fuel	99,080		103,663	311,414		278,188
Salaries, wages and benefits	71,386		61,911	215,640		185,173
Aircraft rent	44,133		41,055	126,309		120,976
Maintenance, materials and repairs	40,524		47,770	136,875		144,699
Passenger and ground handling services	18,711		7,836	50,100		21,338
Depreciation and amortization	16,612		9,964	44,792		27,069
Navigation, landing fees and other rent	15,153		12,813	44,090		36,756
Travel	14,746		11,284	42,189		30,328
Gain on disposal of aircraft	(1,058)		(163)	(2,417)		(464)
Other	27,699		23,243	85,306		68,383

Total Operating Expenses	346,986		319,376	1,054,298		912,446

Operating Income	62,265		43,500	138,962		97,611

Non-operating Expenses / (Income)
Interest income	(4,833)		(5,004)	(14,629)		(15,200)
Interest expense	17,004		9,801	46,598		30,009
Capitalized interest	(4,052)		(6,982)	(16,356)		(18,584)
Loss on early extinguishment of debt	143		-	285		-
Other (income) expense, net	(331)		(121)	454		(485)

Total Non-operating Income	7,931		(2,306)	16,352		(4,260)
Income before income taxes	54,334		45,806	122,610		101,871
Income tax expense	19,759		17,464	45,899		38,595

Net Income	34,575		28,342	76,711		63,276
Less: Net income attributable
to noncontrolling interests	717		136	(834)		706

Net Income Attributable
to Common Stockholders	$33,858		$28,206	$77,545		$62,570

Earnings per share:
Basic	$1.28		$1.07	$2.94		$2.39

Diluted	$1.27		$1.07	$2.92		$2.37

Weighted average shares:
Basic	26,443		26,291	26,410		26,201

Diluted	26,580		26,452	26,527		26,416

Atlas Air Worldwide Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

		September 30, 2012	December 31, 2011
Assets
Current Assets
Cash and cash equivalents		$315,789	$187,111
Short-term investments		9,266	8,097
Accounts receivable, net of allowance of $2,970 and $1,931, respectively		104,874	93,213
Prepaid maintenance		31,354	35,902
Deferred taxes		19,950	10,580
Prepaid expenses and other current assets		47,562	58,934

Total current assets		528,795	393,837
Property and Equipment
Flight equipment		1,868,837	1,466,384
Ground equipment		37,676	33,788
	Less: accumulated depreciation	(169,794)	(159,123)
Purchase deposits for flight equipment		273,066	407,184

Property and equipment, net		2,009,785	1,748,233
Other Assets
Long-term investments and accrued interest		135,702	135,735
Deposits and other assets		108,423	73,232
Intangible assets, net		36,703	39,961

Total Assets		$2,819,408	$2,390,998

Liabilities and Equity
Current Liabilities
Accounts payable		$30,794	$27,352
Accrued liabilities		160,261	175,298
Current portion of long-term debt[1,2]		135,641	70,007

Total current liabilities		326,696	272,657
Other Liabilities
Long-term debt[1,2]		910,520	680,009
Deferred taxes		232,678	178,069
Other liabilities		120,844	118,888

Total other liabilities		1,264,042	976,966
Commitments and contingencies
Equity
Stockholders’ Equity
	Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	¯	¯
	Common stock, $0.01 par value; 50,000,000 shares authorized; 27,671,173 and
	27,462,116 shares issued, 26,442,333 and 26,304,764, shares outstanding
	(net of treasury stock), as of September 30, 2012 and December 31,
	2011, respectively	277	275
Additional paid-in-capital		538,461	525,670
Treasury stock, at cost: 1,228,840 and 1,157,352 shares, respectively		(44,817)	(41,499)
Accumulated other comprehensive loss		(14,763)	(15,683)
Retained earnings		746,294	668,749

Total stockholders’ equity		1,225,452	1,137,512
Noncontrolling interest		3,218	3,863

Total equity		1,228,670	1,141,375

Total Liabilities and Equity		$2,819,408	$2,390,998

1 Balance sheet debt at September 30, 2012 totaled $1,046.2 million, including the impact of $48.1 million of unamortized discount.

2 The face value of our debt at September 30, 2012 totaled $1,094.3 million, compared with $801.9 million on December 31, 2011.

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Nine Months Ended
	September 30, 2012	September 30, 2011
Operating Activities:
Net Income Attributable to Common Stockholders	$77,545	$62,570
Net income (loss) attributable to noncontrolling interests	(834)	706

Net Income	76,711	63,276
Adjustments to reconcile Net Income
to net cash provided by operating activities:
Depreciation and amortization	51,509	32,911
Accretion of debt securities discount	(6,454)	(6,208)
Provision for (release of) allowance for doubtful accounts	897	(17)
Loss on early extinguishment of debt	285	¯
Gain on disposal of aircraft	(2,417)	(464)
Deferred taxes	45,346	14,882
Stock-based compensation expense	12,243	9,497
Changes in:
Accounts receivable	(334)	(4,573)
Prepaid expenses and other current assets	38,991	(21,801)
Deposits and other assets	(10,315)	(12,622)
Accounts payable and accrued liabilities	(9,256)	43,757

Net cash provided by operating activities	197,206	118,638
Investing Activities:
Capital expenditures	(26,732)	(20,838)
Purchase deposits and delivery payments for flight equipment	(312,494)	(184,521)
Changes in restricted cash	¯	(120,252)
Investment in short-term investments	(1,179)	¯
Proceeds from short-term investments	4,342	4,662
Proceeds from disposal of aircraft	2,715	1,165

Net cash used for investing activities	(333,348)	(319,784)
Financing Activities:
Proceeds from debt issuance	639,628	120,250
Proceeds from stock option exercises	¯	4,733
Purchase of treasury stock	(3,318)	(9,198)
Excess tax benefit from stock-based compensation expense	550	3,128
Payment of debt issuance costs	(24,808)	(2,024)
Payments of debt	(347,232)	(87,243)

Net cash provided by financing activities	264,820	29,646
Net increase (decrease) in cash and cash equivalents	128,678	(171,500)
Cash and cash equivalents at the beginning of period	187,111	588,852

Cash and cash equivalents at the end of period	$315,789	$417,352

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

		For the Three Months Ended		For the Nine Months Ended

	September 30, 2012		September 30, 2011	September 30, 2012	September 30, 2011

Operating Revenue:
ACMI		$177,722	$163,406	$492,846	$469,883
AMC Charter		117,377	122,581	376,685	316,230
Commercial Charter		108,078	70,353	305,852	206,956
Dry Leasing		3,057	3,065	8,864	6,742
Other		3,017	3,471	9,013	10,246
Total Operating Revenue	$	409,251	$362,876	$1,193,260	$1,010,057

Direct Contribution:

ACMI		$51,625	$40,503	$116,573	$101,268
AMC Charter		25,437	21,888	76,002	55,887
Commercial Charter		3,602	7,223	15,559	25,091
Dry Leasing		1,378	1,387	3,967	3,400
Total Direct Contribution for Reportable Segments		82,042	71,001	212,101	185,646
Unallocated income and expenses		(28,623)	(25,358)	(91,623)	(84,239)
Loss on early extinguishment of debt		(143)	—	(285)	—
Gain on sale of aircraft		1,058	163	2,417	464
Income before Income Taxes		54,334	45,806	122,610	101,871
Interest income		(4,833)	(5,004)	(14,629)	(15,200)
Interest expense		17,004	9,801	46,598	30,009
Capitalized interest		(4,052)	(6,982)	(16,356)	(18,584)
Loss on early extinguishment of debt		143	—	285	—
Other (Income) Expense, net		(331)	(121)	454	(485)
Operating Income	$	62,265	$43,500	$138,962	$97,611

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. Atlas Air Worldwide currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.

Direct Contribution consists of income (loss) before taxes, excluding special charges, nonrecurring items, gains on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated income and expenses include corporate overhead, non-aircraft depreciation, interest income, foreign exchange gains and losses, other revenue and other non-operating costs, including one-time items.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
		—	September 30, 2012	September 30, 2011	Percent Change

Net Income Attributable to Common Stockholders	$		33,858	$28,206	20.0%
After-tax impact from:
Fleet retirement costs[1]			125	—
Pre-operating expenses[2]			—	2,291
Loss on early extinguishment of debt			91	—
Gain on disposal of aircraft			(674)	(104)

Adjusted Net Income Attributable to Common Stockholders	$		33,400	$30,393	9.9%

Diluted EPS	$		1.27	$1.07	18.7%
After-tax impact from:
Fleet retirement costs[1]			0.00	—
Pre-operating expenses[2]			—	0.09
Loss on early extinguishment of debt			0.00	—
Gain on disposal of aircraft			(0.03)	(0.00)

Adjusted Diluted EPS[3]	$		1.26	$1.15	9.6%

			For the Nine Months Ended

		—	September 30, 2012	September 30, 2011	Percent Change

Net Income Attributable to Common Stockholders	$		77,545	$62,570	23.9%
After-tax impact from:
Fleet retirement costs[1]			2,093	—
Pre-operating expenses[2]			—	6,834
Loss on early extinguishment of debt			182	—
Gain on disposal of aircraft			(1,540)	(296)

Adjusted Net Income Attributable to Common Stockholders	$		78,280	$69,108	13.3%

Diluted EPS	$		2.92	$2.37	23.2%
After-tax impact from:
Fleet retirement costs[1]			0.08	-
Pre-operating expenses[2]			-	0.26
Loss on early extinguishment of debt			0.01	—
Gain on disposal of aircraft			(0.06)	(0.01)

Adjusted Diluted EPS[3]	$		2.95	$2.62	12.6%

[1]	Fleet retirement costs in 2012 included incremental employee costs related to the retirement of our 747-200 fleet.

[2]	Pre-operating expenses in 2011 related to the introduction of new aircraft types and included incremental costs incurred as a result of delivery delays.

[3]	Items may not sum due to rounding.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

For the Twelve Months Ended
December 31, 2011
Net Income Attributable to Common Stockholders	$96,083
After-tax impact from:
Pre-operating expenses[1]	9,455
Special charge[2]	3,466
Gain on disposal of aircraft	(232)

Adjusted Net Income Attributable to Common Stockholders	$108,772

Diluted EPS	$3.64
After-tax impact from:
Pre-operating expenses[1]	0.36
Special charge[2]	0.13
Gain on disposal of aircraft	(0.01)

Adjusted Diluted EPS[3]	$4.12

[1]	Pre-operating expenses in 2011 related to the introduction of new aircraft types and included incremental costs incurred as a result of aircraft delivery delays.

[2]	Special charge in 2011 included asset impairment and employee termination charges related to the retirement of the 747-200 fleet.

[3]	Items may not sum due to rounding.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended

	September 30, 2012	September 30, 2011	—	September 30, 2012	September 30, 2011

Income before income taxes	$54,334	$45,806		$122,610	$101,871
Fleet retirement costs[1]	196	—		3,286	—
Pre-operating expenses[2]	—	4,126		—	11,832
Loss on early extinguishment of debt	143	—		285	—
Gain on disposal of aircraft	(1,058)	(163)		(2,417)	(464)
Adjusted pretax income	53,615	49,769		123,764	113,239
Interest (income) expense, net	8,119	(2,185)		15,613	(3,775)
Other non-operating expenses	(331)	(121)		454	(485)
Adjusted operating income before fleet retirement costs, pre-operating expenses, loss on early extinguishment of debt, and gain on disposal of aircraft	61,403	47,463		139,831	108,979
Depreciation and amortization	16,612	9,964		44,792	27,069
Adjusted EBITDA[3]	78,015	57,427		184,623	136,048
Aircraft rent	44,133	41,055		126,309	120,976
Adjusted EBITDAR[4]	$122,148	$98,482		$310,932	$257,024

[1]	Fleet retirement costs in 2012 included incremental employee costs related to the retirement of our 747-200 fleet.

[2]	Pre-operating expenses in 2011 were related to the introduction of new aircraft types and include incremental costs incurred as a result of delivery delays.

[3]	Adjusted EBITDA: Earnings before interest, taxes, depreciation, amortization, fleet retirement costs, pre-operating expenses, loss on early extinguishment of debt, and gains on disposal of aircraft, as applicable.

[4]	Adjusted EBITDAR: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, fleet retirement costs, pre-operating expenses, loss on early extinguishment of debt, and gains on disposal of aircraft, as applicable.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

		For the Three Months Ended			For the Nine Months Ended
		September 30,		Percent	September 30,		Percent
		2012	2011	Change	2012	2011	Change
Block Hours
ACMI		28,451	26,426	7.7%	78,698	76,313	3.1%
AMC Charter
Cargo		2,283	4,566	(50.0%)	8,152	13,443	(39.4%)
Passenger		3,882	467	NM	9,121	644	NM
Commercial Charter		5,331	3,358	58.8%	14,761	9,736	51.6%
Non revenue		277	366	(24.3%)	908	797	13.9%

Total Block Hours		40,224	35,183	14.3%	111,640	100,933	10.6%

Revenue Per Block Hour
ACMI		$6,247	$6,184	1.0%	$6,262	$6,157	1.7%
AMC Charter
Cargo		19,853	24,186	(17.9%)	23,771	22,204	7.1%
Passenger		18,561	26,013	(28.6%)	20,053	27,550	(27.2%)
Commercial Charter		20,273	20,951	(3.2%)	20,720	21,257	(2.5%)
Average Utilization (block hours per day)
ACMI		11.9	13.3	(10.5%)	12.3	12.9	(4.7%)
AMC Charter
Cargo		9.2	9.4	(2.1%)	9.0	9.5	(5.3%)
Passenger		9.0	5.1	76.5%	8.3	4.7	76.6%
Commercial Charter		9.3	10.4	(10.6%)	9.1	10.5	(13.3%)

	All Operating Aircraft[1]	11.0	12.2	(9.8%)	11.2	12.0	(6.7%)
Fuel
AMC
	Average fuel cost per gallon	$2.67	$3.97	(32.7%)	$3.27	$3.56	(8.1%)
	Fuel gallons consumed (000s)	15,357	16,108	(4.7%)	44,909	45,571	(1.5%)
Commercial Charter
	Average fuel cost per gallon	$3.29	$3.20	2.8%	$3.34	$3.25	2.8%
	Fuel gallons consumed (000s)	17,637	12,414	42.1%	49,256	35,663	38.1%
	[1] Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

For the Three Months Ended			For the Nine Months Ended
September 30,		Percent	September 30,		Percent
2012	2011	Change	2012	2011	Change

Segment Operating Fleet (average
aircraft equivalents during the period)
ACMI[1]
747-8F Cargo	4.7	-	NM	3.7	-	NM
747-400 Cargo[2]	16.5	20.5	(19.5%)	16.7	20.4	(18.1%)
747-200 Cargo	-	0.1	NM	-	0.2	NM
767-200 Cargo	3.8	-	NM	1.8	-	NM
747-400 Passenger	1.0	1.0	NM	1.1	1.0	10.0%

Total	26.0	21.6	20.4%	23.3	21.6	7.9%
AMC Charter
747-400 Cargo	2.7	1.8	50.0%	3.1	1.3	138.5%
747-200 Cargo	-	3.5	NM	0.2	3.9	(94.9%)
747-400 Passenger	1.8	1.0	80.0%	1.7	0.5	NM
767-300 Passenger	2.9	-	NM	2.3	-	NM

Total	7.4	6.3	17.5%	7.3	5.7	28.1%
Commercial Charter
747-400 Cargo	5.9	2.1	181.0%	5.3	1.9	178.9%
747-200 Cargo	-	1.4	NM	0.2	1.5	(86.7%)
747-400 Passenger	0.2	-	NM	0.2	-	NM
767-300 Passenger	0.1	-	NM	0.2	-	NM

Total	6.2	3.5	77.1%	5.9	3.4	73.5%
Dry Leasing
757-200 Cargo	1.0	1.0	NM	1.0	1.0	NM
737-800 Passenger	2.8	2.0	40.0%	2.3	0.9	NM

Total	3.8	3.0	26.7%	3.3	1.9	73.7%

Total Operating Aircraft	43.4	34.4	26.2%	39.8	32.6	22.1%

Out of Service[3]	-	0.5	NM	-	0.5	NM

[1] ACMI average fleet excludes spare aircraft provided by CMI customers.
[2] Includes 1.3 and 0.6 Large Cargo Freighters in the three-month periods ended September 30, 2012 and 2011, respectively. Includes 1.1 and 0.6
Large Cargo Freighters in the nine-month periods ended September 30, 2012 and
2011, respectively.

[3] Out-of-service aircraft were temporarily parked during the period and are completely unencumbered. Permanently parked aircraft, all of which are also completely unencumbered, are not included in the operating statistics above.